EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-46459) pertaining to the National-Oilwell Retirement and Thrift Plan of our report dated June 13, 2006, with respect to the financial statements and schedules of the National-Oilwell Retirement and Thrift Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Houston, Texas
June 26, 2006